EXHIBIT 10.1

ANALOGIC CORPORATION

NON-EMPLOYEE DIRECTOR STOCK PLAN

Article 1. Designation, Purpose, and Duration

1.1 Designation of the Plan. This document is an incentive compensation plan to be known as the “Analogic Corporation Non-Employee Director Stock Plan” (the “Plan”). This Plan provides for the grant of Shares to Non-Employee Directors and for the acquisition of Deferred Stock Units by Non-Employee Directors, subject to the terms and provisions set forth herein.

1.2 Purpose of the Plan. The primary purposes of this Plan are to further the growth and development of the Company and to promote the achievement of other long-term objectives of the Company by linking the personal interests of Non-Employee Directors to those of our stockholders and by enhancing our ability to attract, motivate, and retain Non-Employee Directors of outstanding competence.

1.3 Duration of the Plan. Unless terminated sooner pursuant to Article 9, this Plan will terminate at the close of business on the day before the tenth anniversary of the date this Plan is approved by our stockholders. Upon termination of this Plan, outstanding Awards will remain outstanding, but no additional Awards may be issued under this Plan.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the initial letter of the word is capitalized:

(a) “Annual Cash Retainer” means the sum of the annual base cash compensation received by a Non-Employee Director for service on the Board, the annual base cash compensation, if any, received by such Non-Employee Director for service as a member of a Committee, and, if applicable, all other compensation received by such Non-Employee Director for service as Chairman of the Board and as a Committee Chairman.

(b) “Annual Retainer” means the sum of the Annual Cash Retainer and the Annual Share Retainer. All other compensation and fees payable in connection with a Non-Employee Director’s service as a Director or as a Committee member, including without limitation payments received for attendance at board and Committee meetings, are expressly excluded from the meaning of Annual Retainer.

(c) “Annual Share Retainer” means the annual equity compensation received under this Plan by a Non-Employee Director for service on the Board.

(d) “Award” means, individually or collectively, an award under this Plan of Shares or Deferred Stock Units.

(e) “Board” or “board of directors” means the board of directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Committee” means any of the Board’s standing Committees.

(h) “Company” means Analogic Corporation, a Massachusetts corporation, and any successor thereto as provided in Section 10.6.

(i) “Compensation Committee” means the Board’s Compensation Committee.

(j) “Decreased Value” means the depreciation in the worth of a Deferred Stock Unit from the date of Award up to and including the then most-recent Valuation Date, as determined by the Compensation Committee pursuant to a Valuation.

(k) “Deferred Stock Unit” or “Unit” means an Award acquired by a Participant under this Plan, and having a value which changes in direct relation to changes in the value of Shares, as determined pursuant to a Valuation.

(l) “Director” means any individual who is a member of the board of directors.

(m) “Employee” means any common law employee of the Company or any of our Subsidiaries. For purposes of this Plan, an individual whose only service relationship with the Company is as a Director shall not be deemed to be an Employee.

(n) “Fair Market Value” shall mean the closing price on the NASDAQ Global Select Market on the relevant date, or (if there were no sales on such date) on the last trading date preceding the relevant date.

(o) “Increased Value” means the appreciation in the worth of a Deferred Stock Unit from the date of Award up to and including the then most-recent Valuation Date, as determined by the Compensation Committee pursuant to a Valuation.

(p) “Initial Annual Retainer” means the Annual Retainer, as prorated if applicable, received by an individual for the calendar year in which he or she is first elected as a Non-Employee Director.

(q) “Initial Value” means the value of a Deferred Stock Unit on the date of award, as determined in accordance with the provisions of this Plan.

(r) “Non-Employee Director” means any individual who is a member of the board of directors, but who is not an Employee of the Company or a Subsidiary of the Company.

(s) “Participant” means a Non-Employee Director who has an outstanding Award granted under this Plan. References herein to the “Participant” shall include the beneficiary of such Participant unless the context requires otherwise.

(t) “Shares” means the shares of common stock of the Company, par value $.05 per share.

(u) “Subsidiary” means any corporation in which the Company owns directly, or indirectly through one or more Subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns directly, or indirectly through one or more Subsidiaries, at least fifty percent (50%) of the combined equity thereof.

(v) “Valuation” means an evaluation of the worth of a Deferred Stock Unit based on changes in the Fair Market Value of the Shares, as determined by the Compensation Committee pursuant to this Plan.

(w) “Valuation Date” means a date on which Deferred Stock Units are valued pursuant to this Plan.

Article 3. Administration

3.1 Administration by the Compensation Committee; Powers. This Plan shall be administered by the Compensation Committee, subject to terms of this Plan. Subject to the terms of this Plan and the powers granted to the full board of directors, the Compensation Committee shall have the full power, discretion, and authority to interpret and administer this Plan in a manner which is consistent with this Plan’s provisions. The Compensation Committee may establish rules and forms for the administration of this Plan and may delegate specific duties and responsibilities, including without limitation calculations of Valuation, to officers or other employees of the Company.

3.3 Decisions Binding. All determinations and decisions made by the Compensation Committee pursuant to this Plan, and all related orders or resolutions of the Compensation Committee shall be final, conclusive, and binding on all persons and entities, including the Company, its stockholders, Employees, Non-Employee Directors, Participants, and their estates and beneficiaries.

Article 4. Participation

Persons eligible to participate in this Plan are limited to Non-Employee Directors while serving on the Board.

Article 5. Annual Equity Grants for Non-Employee Directors

5.1 Annual Equity Grants. Commencing February 1, 2008, and on each February 1 thereafter, each Non-Employee Director shall receive an Annual Share Retainer of that number of Shares equal to the quotient determined by dividing the dollar value of such Annual Share Retainer as established pursuant to this Plan by the Fair Market Value of a Share on February 1 of the relevant year. Fractional Shares shall not be issued if such quotient is not a whole number; such quotient shall be rounded to the nearest full Share. Initially, such dollar value shall be $35,000. Thereafter, the dollar value of the Annual Share Retainer may be adjusted from year to year pursuant to Section 5.3 of this Plan, (subject to a $70,000 per Non-Employee Director maximum annual dollar value during the 10-year term of this Plan).

5.2 Timing of Payout. Certificates for the Shares shall be issued as soon as administratively possible following February 1 of each year.

5.3 Annual Review. As part of its ongoing evaluation of Non-Employee Director compensation, prior to November 1 in each year the Compensation Committee shall conduct a review of the continued appropriateness of the then-current dollar value of the Annual Share Retainer, and recommend the dollar value thereof to be Awarded in the following calendar year. The value recommended may be adjusted higher or lower than the previously-Awarded value, as the Compensation Committee determines is appropriate. Subject to the limitation set forth in Section 5.1 above, the board shall then establish the dollar amount, if any, of the Annual Share Retainer to be Awarded pursuant to this Plan for the following calendar year.

Article 6. Annual Deferral Opportunity

6.1 Deferral of Annual Retainers. During the term of this Plan, each Non-Employee Director may elect to receive any or all of his or her Annual Retainer in the form of Deferred Stock Units. Elections to receive Deferred Stock Units pursuant to this Section 6.1 shall be subject to the provisions of this Article 6. If a Non-Employee Director fails to make any such election with respect to his or her Annual Retainer for a given calendar year, or fails to do so in timely fashion pursuant to Section 6.2, none of such Non-Employee Director’s Annual Retainer for such calendar year shall be deferred pursuant to this Plan.

6.2 Election. Each election described in Section 6.1, with respect to the Annual Retainer for any given calendar year, shall be made by a written notice of election, on a form provided by the Company, which notice is received by the Company no later than December 15 of the preceding calendar year. Each such election may apply solely to such given calendar year or to such given calendar year and one or more consecutively-succeeding calendar years as may be specified by the Participant in his or her election. Each new Non-Employee Director shall make an election with respect to his or her initial Annual Retainer within thirty (30) days after first becoming a Director, provided that such election shall be effective only with respect to amounts that would have been received (absent the election) after the last day of the period during which the election may be made. If less than all of an Annual Cash Retainer or an Annual Share Retainer is deferred pursuant to such an election, the amount thereof deferred, respectively, may be made only in ten percent (10%) increments thereof.

6.3 Number of Deferred Stock Units. The number of Deferred Stock Units to be granted in connection with an election pursuant to this Article 6 shall equal the dollar amount of the Annual Retainer being deferred divided by the Fair Market Value of a Share on the date the scheduled payment to the Director of the amount deferred would have been made.

6.4 Vesting of Deferred Stock Units. Subject to the terms of this Plan, all Deferred Stock Units acquired under this Article 6 shall vest fully upon the acquisition of such Deferred Stock Units.

Article 7. Deferred Stock Units

7.1 Value of Deferred Stock Units. Each Deferred Stock Unit shall have an Initial Value equal to the Fair Market Value determined for purposes of Section 6.3. Subsequent to such date of Award, the value of each Deferred Stock Unit shall change in direct relationship to changes in the value of a Share as determined pursuant to a Valuation. Valuations shall be made from time to time with respect to the issuance of: (a) Deferred Stock Units, including those issued by reason of the conversion of dividend equivalents pursuant to Section 7.2, and (b) quarterly reports pursuant to Section 7.6; and at such other times as the Compensation Committee, in its discretion, deems appropriate,

7.2 Dividend Equivalents. Dividend equivalents shall be earned on Deferred Stock Units provided under this Plan. Such dividend equivalents shall be converted into an equivalent amount of Deferred Stock Units, on the dividend payment date, based upon the Valuation of a Deferred Stock Unit on each date dividend equivalents are converted into Deferred Stock Units. The converted Deferred Stock Units will be fully vested upon conversion.

7.3 Timing and Amount of Payout. Except as provided otherwise in this Plan, the payout of the Initial Value combined with the Increased Value or the Decreased Value of each grant of Deferred Stock Units shall be made in a single cash payment within thirty (30) days following the Participant’s termination of service on the board or sooner, if so elected by the Participant as part of the election made pursuant to Section 6.2, on a date certain selected by the Participant; provided, however, such selected date may not be less than one year from the date on which such Deferred Stock Units are to be acquired as result of such election by such Participant pursuant to this Plan.

7.4 Hardship Withdrawals. Neither a Participant nor his or her beneficiary (as established pursuant to Section 10.3) is eligible to withdraw the Valuation credited to an Account (as defined Section 7.5) prior to the time specified in Section 7.3. However, such Valuation may be subject to early withdrawal if an unforeseeable emergency (within the meaning of Treas. Reg. § 1.409A-3(i)(3)) occurs with respect to the Participant. For purposes of this Plan, an unforeseeable emergency is a severe financial hardship resulting from (1) an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent; (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved (a) through reimbursement or compensation from insurance or otherwise, (b) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or (c) by cessation of deferrals under this Plan. The Compensation Committee shall have sole discretion to determine whether to approve any hardship withdrawal, the amount of which shall be limited to the amount deemed by the Compensation Committee reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). The Compensation Committee’s decision will be final and binding on all interested parties. If the

Compensation Committee approves a hardship withdrawal, (i) no election deferral which is (A) applicable for the remainder of the calendar year within which the hardship withdrawal is received or (B) applicable for the next succeeding calendar year if the Participant’s election under Section 6.2 for the year in which the hardship withdrawal is received was applicable for such next succeeding calendar year, shall be given effect, and (ii) no election may be made by such Participant for such next succeeding calendar year (if the Participant’s election for the year in which the hardship withdrawal is received was not applicable for such next succeeding calendar).

7.5 Deferred Stock Unit Account. A Deferred Stock Unit Account (the “Account”) shall be established and maintained by the Company for each Participant who receives Deferred Stock Units pursuant to this Plan. As the value of each Deferred Stock Unit changes pursuant to Section 7.1, the Account established on behalf of each Participant shall be adjusted accordingly. Each Account shall be the record of the Deferred Stock Units granted to the Participant pursuant to this Plan on each applicable grant date, shall be maintained solely for accounting purposes, and shall not require segregation of any Company assets.

7.6 Quarterly Reports. Each Participant with Deferred Stock Units shall receive quarterly reports providing detailed information about his or her respective Account and changes in that Account during the preceding quarter.

Article 8. Reservation of Shares

The Company shall reserve and set aside One Hundred Thousand (100,000) shares of its authorized but unissued $.05 par value Common Stock (“Common Stock” for issuance under this Plan). Issuance of Deferred Stock Units from time to time shall not be deemed to reduce the number of authorized shares then remaining available for issuance under this Plan. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, or other similar change in capitalization, the number and class of securities available under this Plan shall be equitably adjusted by the Company in the manner determined by the Board or Compensation Committee.

Article 9. Amendment, Modification, and Termination

9.1 Alteration, Termination Discontinuance Amendment, Suspension, and Amendment. The board may amend, suspend, or terminate this Plan or any portion thereof at any time and from time to time, subject to all applicable laws, rules, regulations, and the like, including without limitation those which may require stockholder approval

9.2 Awards Previously Granted. Unless required by law, no termination, amendment, or modification of this Plan shall in any material manner adversely affect any Award previously provided under this Plan, without the written consent of the Participant holding the Award.

9.3 Conditions to Effectiveness of the Plan. This Plan was adopted by the board of directors on November 26, 2007 and will become effective upon approval by our stockholders. No Award may be granted under this Plan after the day prior to the tenth anniversary of the date on which this Plan was approved by our stockholders. No Award shall be granted if the grant and/or issuance of Shares pursuant thereto, would be contrary to law or the regulations of any duly constituted authority having jurisdiction. Furthermore, if any term or provision of this Plan shall be deemed invalid, unlawful, or unenforceable, that term or provision in question shall be revised in order to be valid, lawful, and enforceable, but will not affect any other provision of this Plan.

Article 10. Miscellaneous

10.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

10.2 Benefit Transfers. The interests of any Participant or beneficiary entitled to payments hereunder shall not be subject to attachment or garnishment or other legal process by any creditor of any such Participant or beneficiary nor shall any such Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber, transfer, or assign any of the benefits or rights which he or she may expect to receive, contingently or otherwise, under this Plan except as may be required by the tax withholding provisions of the Code or of a state’s income tax act. Notwithstanding the foregoing, amounts payable with respect to a Participant hereunder may be paid as follows:

(a) Payments with respect to a disabled or incapacitated person may be paid to such person’s legal representative for such person’s benefit, to a custodian under the Uniform Gifts or Transfers to Minors Act of any state, or to a relative or friend of such person for such person’s benefit; and

(b) Transfers by the Participant to a grantor trust established pursuant to Sections 674, 675, 676, and 677 of the Code for the benefit of the Participant or a person or persons who are members of his or her immediate family (or for the benefit of their descendants) shall be recognized and given effect, provided that any such transfer has not been disclaimed prior to the payment, and the trustee of such trust certifies to the Compensation Committee that such transfer occurred without any payment of consideration for such transfer.

10.3 Beneficiary Designation. Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in the event of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form provided by the Company, and will be effective only when filed by the Participant in writing with the Compensation Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

10.4 No Right of Nomination. Nothing in this Plan shall be deemed to create any obligation on the part of the board to nominate any Director for reelection by our stockholders.

10.5 Stock Splits/Stock Dividends. In the event of any change in corporate capitalization of the Company, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares available for issuance under this Plan and the number and unit price of Deferred Stock Units that are outstanding under this Plan, as may be determined to be appropriate and equitable by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights.

10.6 Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

10.7 Requirements of Law. The granting of Awards under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

10.8 Governing Law. The provisions of this Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

10.9 Unfunded Plan. The Deferred Stock Unit Accounts maintained for Participants under this Plan shall be bookkeeping accounts, which shall at all times be reflected on our books as general unsecured and unfunded obligations of the Company, and this Plan shall not give any person or entity any right or security interest in any asset of the Company nor shall it imply any trust or segregation of assets by the Company. No person shall have a right to payment hereunder greater than the right of a general unsecured creditor.

10.10 Compliance with Code Section 409A. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Compensation Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the board or Compensation Committee.